EXHIBIT 21


                               A.G. EDWARDS, INC.

                            REGISTRANT'S SUBSIDIARIES


    The following listing includes the registrant's directly-owned subsidiaries and indirectly-owned subsidiaries (certain subsidiaries which are not significant are omitted from the listing), all of which are included in the consolidated financial statements:

                                              State of
                                              Incorporation/
Name of Company                               Organization       Subsidiary of

A.G. Edwards & Sons, Inc. (Edwards)             Delaware    Registrant
  The Ceres Investment Company                  Missouri    Edwards
AGE Commodity Clearing Corp.                    Delaware    Registrant
A.G. Edwards Life Insurance Company             Missouri    Registrant
Edwards Development Corporation                 Missouri    Registrant
A.G. Edwards Trust Company (Missouri Trust)     Missouri    Registrant
  A.G. Edwards Investment Management
    Consulting Services, Inc.                   Missouri    Missouri Trust
A.G. Edwards Trust Company                      New Jersey  Registrant
A.G. Edwards Trust Company                      Texas       Registrant
A.G. Edwards Trust Company                      Florida     Registrant
A.G. Edwards Trust Company FSB                  Federal     Registrant
A.G.E. Properties, Inc. (Properties)            Missouri    Registrant
  A.G.E. Realty Corp.                           Missouri    Properties
  A.G.E. Redevelopment Corporation              Missouri    Properties
GULL-AGE Capital Group, Inc.                    Delaware    Registrant
AGE Investments, Inc.                           Delaware    Registrant
A.G. Edwards Capital, Inc.                      Delaware    Registrant
AGE Capital Holding, Inc.                       Delaware    Registrant